The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


        Subject to completion, Pricing Supplement dated December 5, 2005

PROSPECTUS Dated November 14, 2005                  Pricing Supplement No. 20 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-129243
Dated November 14, 2005                              Dated December       , 2005
                                                                  Rule 424(b)(3)
                                        $
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                             Senior Fixed Rate Notes

                                 ---------------

                       20% PERQS(R) due December   , 2006
                          Mandatorily Exchangeable for
                            Shares of Common Stock of
                                 WELLPOINT, INC.

The PERQS will pay 20% interest per year but do not guarantee any return of principal at maturity. Instead, the PERQS will pay at maturity a number of shares of WellPoint common stock based on the closing price of WellPoint common stock at maturity that will under no circumstances have a market value greater
than   % of the principal amount of the PERQS.

o   The principal amount and issue price of each PERQS is $             .

o   We will pay 20% interest per annum on the $       principal amount of each
    PERQS on the   th of each month, beginning January   , 2006.

o At maturity you will receive shares of WellPoint common stock in exchange for each PERQS at the exchange ratio multiplied by the exchange factor at maturity. The initial exchange ratio is one share of WellPoint common stock per PERQS. However, if the closing price of WellPoint common stock at maturity is higher than the cap price, the exchange ratio will be adjusted downward, and you will receive an amount of WellPoint common stock per PERQS at maturity that is less than one share. The initial exchange factor is 1.0 and is subject to adjustment for certain dividends and corporate events in respect of WellPoint, Inc. The maturity of the PERQS may be accelerated under limited circumstances, including in the event of a substantial decline in the price of WellPoint common stock.

o   The cap price is $         , or      % of the issue price of the PERQS. The
    maximum you can receive at maturity is a number of shares of WellPoint
    common stock worth $     per PERQS. Because the cap price is lower than the
    price of WellPoint Stock on which the issue price of the PERQS is based, the PERQS will in all cases pay to you at maturity an amount of WellPoint Stock
    with a value at least     % less than the principal amount of the PERQS.

o Investing in PERQS is not equivalent to investing in WellPoint common stock. You will not have the right to exchange your PERQS for WellPoint common stock prior to maturity.

o WellPoint, Inc. is not involved in this offering of PERQS in any way and will have no obligation of any kind with respect to the PERQS.

o   The PERQS will not be listed on any securities exchange.

o   The CUSIP number for the PERQS is                         .

You should read the more detailed description of the PERQS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of PERQS."

The PERQS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-7.

                                 --------------
                                PRICE $ PER PERQS
                                 --------------


                                          Price to     Agent's      Proceeds to
                                          Public(1)  Commissions(2)  Company(1)
                                        ----------- --------------- ------------
Per PERQS...............................   $            $             $
Total...................................   $            $             $

-----------

(1) Plus accrued interest, if any, from the original issue date.

(2) For additional information see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.
                                 --------------

                                 MORGAN STANLEY

                      (This page intentionally left blank)

                          SUMMARY OF PRICING SUPPLEMENT

    The following summary describes the PERQS(R) we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

    The PERQS offered are medium-term debt securities of Morgan Stanley. The return on the PERQS at maturity is linked to the performance of the common stock of WellPoint, Inc., which we refer to as WellPoint Stock. We may not redeem the PERQS prior to maturity.


Each PERQS costs $      We, Morgan Stanley, are offering 20% PERQS due December
                           , 2006, Mandatorily Exchangeable for Shares of Common
                        Stock of WellPoint, Inc., which we refer to as the
                        PERQS. The principal amount and issue price of each
                        PERQS is $      .

                        The original issue price of the PERQS includes the agent's commissions paid with respect to the PERQS and the cost of hedging our obligations under the PERQS. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the PERQS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PERQS. See "Risk Factors--The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of PERQS --Use of Proceeds and Hedging."

Your return on          Unlike ordinary debt securities, the PERQS do not
principal will be       guarantee any return of principal at maturity. Instead
negative                the PERQS will pay an amount of WellPoint Stock on the
                        maturity date, the value of which will be at least   %
                        less than the principal amount of the PERQS, and may be lower based on the closing price of WellPoint Stock on the valuation date, which is scheduled to be December , 2006. Investing in PERQS is not equivalent to investing in WellPoint Stock. In certain cases of acceleration described below under "--The maturity date of the PERQS may be accelerated," you may instead receive an early cash payment on the PERQS.

You will not            The cap price is $     , or       % of the issue price
participate in any      of the PERQS, and, consequently, the maximum you can
appreciation in the     receive at maturity is WellPoint Stock worth $       per
value of WellPoint      PERQS as of the valuation date, which is scheduled to be
Stock                   December , 2006. Because the cap price is lower than the
                        price of WellPoint Stock on which the issue price of the PERQS is based, you will not participate in any appreciation of WellPoint Stock.

20% interest on the     We will pay interest monthly on the PERQS on the    th
principal amount        of each month, at the rate of 20% of the principal
                        amount per annum, beginning January    , 2006. The
                        interest rate we will pay on the PERQS is more than the
                        current dividend rate on WellPoint Stock. The PERQS will
                        mature on December   , 2006.

Payout at maturity      If the maturity of the PERQS has not been accelerated,
                        we will deliver to you on the maturity date for each
                        $      principal amount of PERQS you hold a number of
                        shares of WellPoint Stock equal to the exchange ratio multiplied by the exchange factor. The initial exchange ratio and the initial exchange factor are each equal to
                        1.0 and may be adjusted as follows:

                                     Exchange Ratio Adjustment

                        The exchange ratio will be adjusted downward at maturity if the closing price of WellPoint Stock on the valuation date multiplied by the exchange factor exceeds the cap price.


                        The adjusted exchange ratio will be calculated as follows:

                                                                                        Cap Price
                        Exchange Ratio at Maturity  =   Initial Exchange Ratio  x    ----------------
                                                                                      Maturity Price


                        where,
                                                  Closing Price of WellPoint
                           Maturity Price   =     Stock on the Valuation Date   x     Exchange Factor

                                                  $    , or     % of the issue
                              Cap Price     =          price of the PERQS

                        If the Maturity Price is the same as or less than the Cap Price, we will not adjust the exchange ratio.

                        You can review the historical prices of WellPoint Stock in the section of this pricing supplement called "Historical Information."

                                      Exchange Factor Adjustment

                        During the life of the PERQS, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, may make adjustments to the exchange factor, initially set at 1.0, to reflect the payment of any ordinary cash dividends, certain extraordinary dividends and the occurrence of certain corporate events relating to WellPoint Stock. You should read about these adjustments in the sections of this pricing supplement called "Risk Factors--The antidilution adjustments the calculation agent is required to make do not cover every corporate event that can affect WellPoint Stock" and "Description of PERQS--Exchange at Maturity," "--Exchange Factor" and "--Antidilution Adjustments."

                        If a market disruption event occurs on December , 2006, the maturity date of the PERQS will be postponed. See the section of this pricing supplement called "Description of PERQS--Maturity Date." The maturity of the PERQS may be accelerated under the circumstances described below under "--The maturity date of the PERQS may be accelerated."

                        You will not have the right to exchange your PERQS for WellPoint Stock prior to maturity.

The maturity date of    The maturity date of the PERQS will be accelerated upon
the PERQS may be        the occurrence of either of the following two events:
accelerated
                            o a price event acceleration, which will occur if the closing price of WellPoint Stock and on any two consecutive trading days is less than $2.00 (subject to adjustment for certain corporate events related to WellPoint Stock); and

                            o an event of default acceleration, which will occur if there is an event of default with respect to the PERQS.

                        The amount payable to you will differ depending on the reason for the acceleration.

                            o If there is a price event acceleration, we will owe you (i) a number of shares of WellPoint Stock equal to the exchange ratio, adjusted as if such date were the valuation date, multiplied by the exchange factor as of the date of such acceleration, and (ii) accrued but unpaid interest to but excluding the date of acceleration plus an amount of cash determined by the Calculation Agent equal to the sum of the present values of the remaining scheduled payments of interest on the PERQS (excluding such accrued but unpaid interest) discounted to the date of acceleration, as described in the section of this pricing supplement called "Description of PERQS--Price Event Acceleration."

                            o If there is an event of default acceleration, we will owe you an amount in cash equal to (i) the product of (a) the closing price of WellPoint Stock as of the date of such acceleration, (b) the exchange ratio, adjusted as if such date were the valuation date, and (c) the exchange factor as of the date of such acceleration, and
                                (ii) accrued but unpaid interest to the date of acceleration.

                        The amount payable to you if the maturity of the PERQS
                        is accelerated will be no more than     % of the $
                        principal amount of the PERQS and may be substantially less.

No affiliation with     WellPoint, Inc., which we refer to as WellPoint, is not
WellPoint, Inc.         an affiliate of ours and is not involved with this
                        offering in any way. The obligations represented by the PERQS are obligations of Morgan Stanley and not of WellPoint.

The PERQS may become    Following certain corporate events relating to WellPoint
exchangeable into the   Stock, such as a stock-for-stock merger where WellPoint
common stock of         is not the surviving entity, you will receive at
companies other than    maturity the common stock of a successor corporation to
WellPoint               WellPoint. Following certain other corporate events
                        relating to WellPoint Stock, such as a merger event where holders of WellPoint Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to WellPoint Stock, you will receive at maturity the common stock of a company in the same industry group as WellPoint in lieu of, or in addition to, WellPoint Stock, as applicable. In the event of such a corporate event, the equity-linked nature of the PERQS would be significantly altered. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other stocks in the section of this pricing supplement called "Description of PERQS--Antidilution Adjustments." You should read this section in order to understand these and other adjustments that may be made to your PERQS.

The PERQS will not be   The PERQS will not be listed on any securities exchange.
listed

MS & Co. will be the    We have appointed our affiliate, Morgan Stanley & Co.
calculation agent       Incorporated, which we refer to as MS & Co., to act as
                        calculation agent for JPMorgan Chase Bank, N.A.
                        (formerly known as The Chase Manhattan Bank), the trustee for our senior notes. As calculation agent, MS &
                        Co. will determine the exchange ratio and calculate the amount of WellPoint Stock that you will receive at maturity and the amount payable per PERQS in the event of any acceleration.

Where you can find      The PERQS are senior notes issued as part of our Series
more information on     F medium-term note program. You can find a general
the PERQS               description of our Series F medium-term note program in
                        the accompanying prospectus supplement dated November
                        14, 2005. We describe the basic features of this type of
                        note in the sections called "Description of Notes--Fixed
                        Rate Notes" and "--Exchangeable Notes."

                        For a detailed description of the terms of the PERQS, including the specific mechanics and timing of the exchange ratio adjustment and exchange factor adjustments, if any, you should read the "Description of PERQS" section in this pricing supplement. You should also read about some of the risks involved in investing in PERQS in the section called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the PERQS may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PERQS.

How to reach us         Please contact our principal executive offices at 1585
                        Broadway, New York, New York 10036 (telephone number
                        (212) 761-4000).

                                  RISK FACTORS

    The PERQS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of WellPoint Stock, there is no guaranteed return of principal. This section describes the most significant risks relating to the PERQS. You should carefully consider whether the PERQS are suited to your particular circumstances before you decide to purchase them.

PERQS are not ordinary  The PERQS combine features of equity and debt. The terms
senior notes -- your    of the PERQS differ from those of ordinary debt
return on principal     securities in that we will not pay you a fixed amount at
will be negative        maturity. Our payout to you at maturity will be a number
                        of shares of WellPoint Stock based on the closing price
                        of WellPoint Stock on the valuation date, which is
                        scheduled to be December   , 2006, unless the maturity
                        of the PERQS has been accelerated. Under no
                        circumstances will you receive an amount of WellPoint
                        Stock for each PERQS worth more than $       as of the
                        valuation date.

                        Because the cap price is lower than the price of WellPoint Stock on which the issue price of the PERQS is based, the PERQS will in all cases pay to you at maturity an amount of WellPoint Stock with a value at
                        least     % less than the principal amount of the PERQS.

The PERQS will not be   The PERQS will not be listed on any securities exchange.
listed                  There may be little or no secondary market for the
                        PERQS. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the PERQS easily. MS & Co. currently intends to act as a market maker for the PERQS but is not required to do so.
                        Because we do not expect that other market makers will participate significantly in the secondary market for the PERQS, the price at which you may be able to trade your PERQS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS
                        & Co. were to cease acting as a market maker, it is likely that there would little or no secondary market for the PERQS.

Market price of the     Several factors, many of which are beyond our control,
PERQS will be           will influence the value of the PERQS in the secondary
influenced by many      market and the price at which MS & Co. may be willing to
unpredictable factors   purchase or sell the PERQS in the secondary market. We
                        expect that generally the closing price of WellPoint
                        Stock on any day will affect the value of the PERQS more than any other single factor. However, because the appreciation potential of the PERQS is capped below the issue price, we expect the PERQS to trade differently from WellPoint Stock. Other factors that may influence the value of the PERQS include:

                        o the volatility (frequency and magnitude of changes in price) of WellPoint Stock

                        o   the dividend rate on WellPoint Stock

                        o geopolitical conditions and economic, financial, political, regulatory or judicial events that affect stock markets generally and which may affect WellPoint and the closing price of WellPoint Stock

                        o   interest and yield rates in the market

                        o   the time remaining to the maturity of the PERQS

                        o   our creditworthiness

                        o the occurrence of certain events affecting WellPoint that may or may not require an adjustment to the exchange factor

                        Some or all of these factors will influence the price you will receive if you sell your PERQS prior to maturity.

                        You cannot predict the future performance of WellPoint Stock based on its historical performance. The price of WellPoint Stock may decrease so that you will receive at maturity an amount of WellPoint Stock worth less than
                            % of the principal amount of the PERQS.

The inclusion of        Assuming no change in market conditions or any other
commissions and         relevant factors, the price, if any, at which MS & Co.
projected profit        is willing to purchase PERQS in secondary market
from hedging in the     transactions will be lower than the original issue
original issue price    price, not only because the cap price has been set at
is likely to affect          % of the issue price of the PERQS, but also because
secondary market        the original issue price included, and secondary market
prices                  prices are likely to exclude, commissions paid with
                        respect to the PERQS, as well as the projected profit included in the cost of hedging our obligations under the PERQS. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

If the PERQS are        The maturity of the PERQS will be accelerated if there
accelerated, you        is a price event acceleration or an event of default
may receive an          acceleration. The amount payable to you if the maturity
amount worth            of the PERQS is accelerated will differ depending on the
substantially less      reason for the acceleration and may be substantially
than the principal      less than     % of the principal amount of the PERQS.
amount of the PERQS     See "Description of PERQS--Price Event Acceleration" and
                        "Description of PERQS--Alternate Exchange Calculation in
                        Case of an Event of Default."

Morgan Stanley is not   WellPoint is not an affiliate of ours and is not
affiliated with         involved with this offering in any way. Consequently, we
WellPoint               have no ability to control the actions of WellPoint,
                        including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. WellPoint has no obligation to consider your interest as an investor in the PERQS in taking any corporate actions that might affect the value of your PERQS. None of the money you pay for the PERQS will go to WellPoint.

Morgan Stanley may      We or our affiliates may presently or from time to time
engage in business      engage in business with WellPoint without regard to your
with or involving       interests, including extending loans to, or making
WellPoint without       equity investments in, WellPoint or providing advisory
regard to your          services to WellPoint, including merger and acquisition
interests               advisory services. In the course of our business, we or
                        our affiliates may acquire non-public information about
                        WellPoint. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to WellPoint. These research reports may or may not recommend that investors buy or hold WellPoint
                        Stock.

You have no             Investing in the PERQS is not equivalent to investing in
shareholder rights      WellPoint Stock. As an investor in the PERQS, you will
                        not have voting rights or rights to receive dividends or other distributions or any other rights with respect to WellPoint Stock. In addition, you do not have the right to exchange your PERQS for WellPoint Stock prior to maturity.

The PERQS may become    Following certain corporate events relating to WellPoint
exchangeable into the   Stock, such as a stock-for-stock merger where WellPoint
common stock of         is not the surviving entity, you will receive at
companies other than    maturity the common stock of a successor corporation to
WellPoint               WellPoint or cash depending on the value of that common
                        stock. Following certain other corporate events relating to WellPoint Stock, such as a merger event where holders of WellPoint Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to WellPoint Stock, you will receive at maturity the common stock of a company in the same industry group as WellPoint in lieu of, or in addition to, WellPoint
                        Stock, as applicable, or cash depending on the value of that common stock. In the event of such a corporate event, the equity-linked nature of the PERQS would be significantly altered. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other stocks in the section of this pricing supplement called "Description of PERQS--Antidilution Adjustments." You should read this section in order to understand these and other adjustments that may be made to your PERQS.

The antidilution        MS & Co., as calculation agent, will adjust the amount
adjustments the         payable at maturity for certain corporate events
calculation agent is    affecting WellPoint Stock, such as stock splits and
required to make do not stock dividends, and certain other corporate actions
cover every corporate   involving WellPoint, such as mergers. However, the
event that can affect   calculation agent will not make an adjustment for every
WellPoint Stock         corporate event that can affect WellPoint Stock. For
                        example, the calculation agent is not required to make any adjustments if WellPoint or anyone else makes a partial tender or partial exchange offer for WellPoint
                        Stock. If an event occurs that does not require the calculation agent to adjust the amount of WellPoint
                        Stock payable at maturity, the closing price of the PERQS may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect WellPoint Stock other than those contemplated in this pricing supplement. Such adjustments will be made to reflect the consequences of events but not with the aim of changing relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the exchange factor may materially and adversely affect the value of the PERQS.

The economic interests  The economic interests of the calculation agent and
of the calculation      other affiliates of ours are potentially adverse to your
agent and other         interests as an investor in the PERQS.
affiliates of ours
are potentially         As calculation agent, MS & Co. will calculate the payout
adverse to your         to you at maturity of the PERQS and in the event of any
interests               acceleration and will determine what adjustments should
                        be made to the exchange factor to reflect certain corporate and other events. Determinations made by MS &
                        Co., in its capacity as calculation agent, including adjustments to the exchange factor or the calculation of the amount payable to you in the event of any acceleration, may affect the amount payable to you at maturity or upon any acceleration. See the sections of this pricing supplement called "Description of PERQS--Exchange at Maturity," "--Exchange Factor,"
                        "--Price Event Acceleration," "--Antidilution
                        Adjustments" and "--Alternate Exchange Calculation in
                        Case of an Event of Default."

                        The original issue price of the PERQS includes the agent's commissions and certain costs of hedging our obligations under the PERQS. The subsidiaries through which we hedge our obligations under the PERQS expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading     MS & Co. and other affiliates of ours will carry out
activity by the         hedging activities related to the PERQS, including
calculation agent       trading in WellPoint Stock as well as in other
and its affiliates      instruments related to WellPoint Stock. MS & Co. and
could potentially       some of our other subsidiaries also trade WellPoint
affect the value of     Stock and other financial instruments related to
the PERQS               WellPoint Stock on a regular basis as part of their
                        general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we price the PERQS for initial sale to the public could potentially affect the price of WellPoint Stock and, accordingly, potentially increase the issue price of the PERQS. Additionally, such hedging or trading activities during the term of the PERQS could potentially affect the price of WellPoint Stock on the valuation date or any acceleration date and, accordingly, the value of the WellPoint Stock you will receive at maturity, including upon an acceleration event.

Because the             You should also consider the U.S. federal income tax
characterization of     consequences of investing in the PERQS. There is no
the PERQS for U.S.      direct legal authority as to the proper tax treatment of
federal income tax      the PERQS, and consequently our special tax counsel is
purposes is uncertain,  unable to render an opinion as to their proper
the material U.S.       characterization for U.S. federal income tax purposes.
federal income tax      Significant aspects of the tax treatment of the PERQS
consequences of an      are uncertain. Pursuant to the terms of the PERQS and
investment in the       subject to the discussion under "Description of
PERQS are uncertain     PERQS--United States Federal Income Taxation--Non-U.S.
                        Holders," you have agreed with us to treat a PERQS as a unit consisting of (i) a contract that requires you to pay us, in exchange for shares of WellPoint Stock (and cash in lieu of any fractional shares), an amount equal to the Cap Price and (ii) a deposit with us of an amount of cash equal to the Issue Price, which deposit will be equal to the Cap Price at settlement, to secure your obligation under the contract, as described in the section of this pricing supplement called "Description of PERQS--United States Federal Income Taxation--
                        General." If the Internal Revenue Service (the "IRS") were successful in asserting an alternative characterization for the PERQS, the timing and/or character of income on the PERQS and your basis for Computer Sciences Stock received in exchange for the PERQS would differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the PERQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called "Description of PERQS--United States Federal
                        Income Taxation."

                        If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of PERQS--United States Federal Income Taxation--Non-U.S. Holders" for a discussion of the withholding tax consequences of an investment in the PERQS.

                        You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the PERQS, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF PERQS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "PERQS" refers to each
$       principal amount of our 20% PERQS due December   , 2006, Mandatorily
Exchangeable for Shares of Common Stock of WellPoint, Inc. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount......   $

Maturity Date...................   December   , 2006, subject to acceleration as
                                   described below in "--Price Event
                                   Acceleration" and "--Alternate Exchange
                                   Calculation in Case of an Event of Default,"
                                   and subject to extension in the event of a
                                   Market Disruption Event on December   , 2006
                                   in accordance with the following paragraph.

                                   If the Valuation Date is postponed due to a Market Disruption Event or otherwise, the Maturity Date will be postponed so that the Maturity Date will be the second Trading Day following the Valuation Date.

Valuation Date..................   December   , 2006; provided that if December
                                      , 2006 is not a Trading Day or if a
                                   Market Disruption Event occurs on such day,
                                   the Valuation Date will be the immediately
                                   succeeding Trading Day on which no Market
                                   Disruption Event occurs; provided further,
                                   that the Valuation Date will not be later
                                   than the third scheduled Trading Day
                                   following December   , 2006.

Interest Rate...................   20% per annum

Interest Payment Dates..........   The    th of each month beginning on
                                   January   , 2006.

                                   If the scheduled Maturity Date is postponed due to a Market Disruption Event or otherwise, we will pay interest on the Maturity Date as postponed but no interest will accrue on the PERQS or on such payment during the period from or after the scheduled Maturity Date.

Record Date.....................   The Record Date for each Interest Payment
                                   Date, including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date 15 calendar days prior to such scheduled Interest Payment Date, whether or not that date is a Business Day.

Specified Currency..............   U.S. dollars

Issue Price.....................   $           per PERQS

Minimum Purchase................   1000 PERQS

Original Issue Date
(Settlement Date) ..............   December   , 2005

CUSIP Number....................

Denominations...................   $         and integral multiples thereof

Cap Price.......................   $      (approximately     % of the Issue
                                   Price). Because the Cap Price is lower than
                                   the price of WellPoint Stock on which the
                                   Issue Price of the PERQS is based, the PERQS
                                   will in all cases pay to you at maturity an
                                   amount of WellPoint Stock with a value at
                                   least       % less than the principal amount
                                   of the PERQS.

Maturity Price..................   Maturity Price means the product of (i) the
                                   Closing Price of one share of WellPoint Stock and (ii) the Exchange Factor, each determined as of the Valuation Date.

Exchange at Maturity............   Unless the maturity of the PERQS has been
                                   accelerated, on the Maturity Date, upon
                                   delivery of the PERQS to the Trustee, we will
                                   apply the $       principal amount of each
                                   PERQS as payment for and will deliver a
                                   number of shares of WellPoint Stock equal to
                                   the product of the Exchange Ratio and the
                                   Exchange Factor, each determined as of the
                                   Valuation Date. Each of the Exchange Ratio
                                   and the Exchange Factor is initially set at
                                   1.0. The Exchange Ratio is subject to
                                   adjustment at maturity in order to cap the
                                   value as of the Valuation Date of WellPoint
                                   Stock to be received upon delivery of the
                                   PERQS at $     per PERQS (approximately    %
                                   of the Issue Price) as of the Valuation Date.
                                   See "--Exchange Ratio" below. The Exchange
                                   Factor is subject to adjustment upon the occurrence of certain corporate events relating to WellPoint Stock. See "--Exchange
                                   Factor" and "--Antidilution Adjustments" below.

                                   We shall, or shall cause the Calculation
                                   Agent to, (i) provide written notice to the
                                   Trustee and to The Depository Trust Company,
                                   which we refer to as DTC, on or prior to
                                   10:30 a.m. on the Trading Day immediately
                                   prior to the Maturity Date of the PERQS (but
                                   if such Trading Day is not a Business Day,
                                   prior to the close of business on the
                                   Business Day preceding the Maturity Date), of the amount of WellPoint Stock to be delivered
                                   with respect to the $         principal
                                   amount of each PERQS and (ii) deliver such shares of WellPoint Stock (and cash in respect of interest and any fractional shares of WellPoint Stock) to the Trustee for delivery to the holders on the Maturity Date. The Calculation Agent shall determine the Exchange Ratio and Exchange Factor applicable at the maturity of the PERQS.

                                   If the maturity of the PERQS is accelerated because of a Price Event Acceleration (as described under "--Price Event Acceleration" below) or because of an Event of Default Acceleration (as defined under "--Alternate Exchange Calculation in Case of an Event of Default" below), we shall provide such notice as promptly as possible and in no event later than (i) in the case of an Event of Default Acceleration, two Trading Days after the date of acceleration (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding such Trading Day) and (ii) in the case of a Price Event Acceleration, 10:30 a.m. on the Trading Day immediately prior to the date of acceleration (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the date of acceleration).

Exchange Ratio..................   1.0; provided that if the Maturity Price
                                   exceeds the Cap Price, the Exchange Ratio will be adjusted so that the final Exchange
                                   Ratio will equal the product of (i) the
                                   initial Exchange Ratio and (ii) a fraction the numerator of which will be the Cap Price and the denominator of which will be the Maturity Price. If the Maturity Price is less than or equal to the Cap Price, no adjustment to the Exchange Ratio will be made.

Price Event Acceleration........   If on any two consecutive Trading Days during
                                   the period prior to and ending on the third
                                   Business Day immediately preceding the
                                   Valuation Date, the product of the Closing
                                   Price per share of WellPoint Stock and the Exchange Factor is less than $2.00, the Maturity Date of the PERQS will be deemed to be accelerated to the third Business Day immediately following such second Trading Day
                                   (the "date of acceleration"). Upon such
                                   acceleration, you will receive per PERQS on the date of acceleration:

                                       o  a number of shares of WellPoint Stock
                                          equal to the Exchange Ratio, adjusted
                                          as if such date were the Valuation
                                          Date, multiplied by the Exchange
                                          Factor as of the date of acceleration;
                                          and

                                       o  accrued but unpaid interest to but
                                          excluding the date of acceleration
                                          plus an amount of cash as determined
                                          by the Calculation Agent equal to the
                                          sum of the present values of the
                                          remaining scheduled payments of
                                          interest on the PERQS (excluding any
                                          portion of such payments of interest
                                          accrued to the date of acceleration).

                                   The present value of each remaining scheduled payment will be based on the comparable yield that we would pay on a non-interest bearing, senior unsecured debt obligation having a maturity equal to the term of each such remaining scheduled payment, as determined by the Calculation Agent.

                                   Investors will not be entitled to receive the
                                   return of the $      principal amount of each
                                   PERQS upon a Price Event Acceleration.

No Fractional Shares...........    Upon delivery of the PERQS to the Trustee at
                                   maturity (including as a result of
                                   acceleration other than an acceleration
                                   resulting from an event of default), we will deliver the aggregate number of shares of WellPoint Stock due with respect to all of such PERQS, as described above, but we will pay cash in lieu of delivering any fractional share of WellPoint Stock in an amount equal to the corresponding fractional Closing Price of such fraction of a share of WellPoint
                                   Stock as determined by the Calculation Agent as of the Valuation Date.

Exchange Factor................    1.0, subject to adjustment for certain
                                   corporate events relating to WellPoint Stock.
                                   See "--Antidilution Adjustments" below.

Closing Price..................   The Closing Price for one share of WellPoint
                                   Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

                                       o  if WellPoint Stock (or any such other
                                          security) is listed or admitted to
                                          trading on a national securities
                                          exchange, the last reported sale
                                          price, regular way, of the principal
                                          trading session on such day on the
                                          principal United States securities
                                          exchange registered under the
                                          Securities Exchange Act of 1934, as
                                          amended (the "Exchange Act"), on which
                                          WellPoint Stock (or any such other
                                          security) is listed or admitted to
                                          trading,

                                       o  if WellPoint Stock (or any such other
                                          security) is a security of the Nasdaq
                                          National Market (and provided that the
                                          Nasdaq National Market is not then a
                                          national securities exchange), the
                                          Nasdaq official closing price
                                          published by The Nasdaq Stock Market,
                                          Inc. on such day, or

                                       o  if WellPoint Stock (or any such other
                                          security) is neither listed or
                                          admitted to trading on any national
                                          securities exchange nor a security of
                                          the Nasdaq National Market but is
                                          included in the OTC Bulletin Board
                                          Service (the "OTC Bulletin Board")
                                          operated by the National Association
                                          of Securities Dealers, Inc., the last
                                          reported sale price of the principal
                                          trading session on the OTC Bulletin
                                          Board on such day.

                                   If WellPoint Stock (or any such other
                                   security) is listed or admitted to trading on any national securities exchange or is a security of the Nasdaq National Market but the last reported sale price or Nasdaq official closing price, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of WellPoint Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board on such day. If, because of a Market Disruption Event (as defined below) or otherwise, the last reported sale price or closing price, as applicable, for WellPoint Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for WellPoint Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term "security of the Nasdaq National Market" will include a security included in any successor to such system, and the term "OTC Bulletin Board Service" will include any successor service thereto.

Trading Day.....................   A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the New York Stock Exchange,
                                   Inc. ("NYSE"), the American Stock Exchange
                                   LLC, the Nasdaq National Market, the Chicago
                                   Mercantile Exchange and the Chicago Board of
                                   Options Exchange and in the over-the-counter market for equity securities in the United
                                   States.

Book Entry Note or
Certificated Note ..............   Book Entry. The PERQS will be issued in the
                                   form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the PERQS. Your beneficial interest in the PERQS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC upon instructions from its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PERQS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of
                                   Securities--Global Securities--Registered
                                   Global Securities" in the accompanying
                                   prospectus.

Senior Note or
Subordinated Note...............   Senior

Trustee.........................   JPMorgan Chase Bank, N.A. (formerly known as
                                   The Chase Manhattan Bank)

Agent for the underwritten
offering of PERQS...............   MS & Co.

Calculation Agent...............   MS & Co.

                                   All determinations made by the Calculation
                                   Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                   All calculations with respect to the Exchange Ratio and Exchange Factor for the PERQS will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655), and all dollar amounts paid on the aggregate number of PERQS related to interest payments or payouts at maturity resulting from such calculations will be rounded to the nearest cent with one-half cent rounded upward.

                                   Because the Calculation Agent is our
                                   affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PERQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Factor or other antidilution adjustments or determining any Closing Price or whether a Market Disruption Event has occurred or calculating the amount payable to you in the event of any acceleration. See "--Antidilution
                                   Adjustments," "--Market Disruption Event" and "--Alternate Exchange Calculation in Case of an Event of Default" below and "--Price Event Acceleration" above. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments........   The Exchange Factor will be adjusted as
                                   follows:

                                   1. If WellPoint Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of WellPoint Stock.

                                   2. If WellPoint Stock is subject (i) to a stock dividend (issuance of additional shares of WellPoint Stock) that is given ratably to all holders of shares of WellPoint Stock or
                                   (ii) to a distribution of WellPoint Stock as a result of the triggering of any provision of the corporate charter of WellPoint, then once the dividend has become effective and WellPoint Stock is trading ex-dividend, the Exchange Factor will be adjusted so that the new Exchange Factor shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of WellPoint Stock and (ii) the prior Exchange Factor.

                                   3. If WellPoint issues rights or warrants to all holders of WellPoint Stock to subscribe for or purchase WellPoint Stock at an exercise price per share less than the Closing Price of WellPoint Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the PERQS, then the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of shares of WellPoint Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of WellPoint Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of WellPoint Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of WellPoint Stock which the aggregate offering price of the total number of shares of WellPoint Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

                                   4. The following adjustments to the Exchange
                                   Factor will be made to reflect ordinary cash dividends or other distributions paid with respect to WellPoint Stock ("Ordinary Dividends"). Ordinary Dividends do not include any distributions described in paragraph 2, paragraph 3 and clauses (i),
                                   (iv) and (v) of the first sentence of
                                   paragraph 6 and Extraordinary Dividends as defined in paragraph 5. If any Ordinary Dividend with respect to WellPoint Stock that has an "ex-dividend date" (that is, the day on and after which transactions in WellPoint Stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other distributions) on or after the Original Issue Date of the PERQS and the record date for such dividend is on or prior to the second Trading Day immediately preceding the Maturity Date of the PERQS, the Exchange Factor with respect to WellPoint Stock will be adjusted on the record date for such Ordinary Dividend so that the new Exchange Factor will equal the product of (i) the prior Exchange Factor and (ii) a fraction, the numerator of which is the Closing Price of WellPoint Stock on the Trading Day preceding the ex-dividend date for the payment of such cash dividend or other cash distribution (such Closing Price, the "Base Closing Price") and the denominator of which is the amount by which the Base Closing Price of WellPoint Stock exceeds such Ordinary Dividend.

                                   5. "Extraordinary Dividend" means each of (a) the full amount per share of WellPoint Stock of any cash dividend or special dividend or distribution that is identified by WellPoint as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by WellPoint as an extraordinary or special dividend or distribution) distributed per share of WellPoint Stock over the immediately preceding cash dividend or other cash distribution, if any, per share of WellPoint Stock that did not include an Extraordinary Dividend (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) if such excess portion of the dividend or distribution is more than 5% of the Base Closing Price (as defined in paragraph 4 above) and (c) the full cash value of any non-cash dividend or distribution per share of WellPoint Stock (excluding Marketable Securities, as defined in paragraph 6 below). Subject to the following sentence, if any cash dividend or distribution of such other property with respect to WellPoint Stock includes an Extraordinary Dividend, the Exchange Factor with respect to WellPoint Stock will be adjusted on the ex-dividend date so that the new Exchange Factor will equal the product of
                                   (i) the prior Exchange Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend. If any Extraordinary Dividend is at least 35% of the Base Closing Price, then, instead of adjusting the Exchange Factor, the amount payable upon exchange at maturity will be determined as described in paragraph 6 below, and the Extraordinary Dividend will be allocated to an Alternate Stock in accordance with the procedures for an Alternate Stock Event as described in clause (c)(ii) of paragraph 6 below. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error. A distribution on WellPoint Stock described in clause (i),
                                   (iv) or (v) of the first sentence of
                                   paragraph 6 below shall cause an adjustment to the Exchange Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 6, as applicable.

                                   6. Any of the following shall constitute a
                                   Reorganization Event: (i) WellPoint Stock is
                                   reclassified or changed, including, without
                                   limitation, as a result of the issuance of
                                   any tracking stock by WellPoint, (ii)
                                   WellPoint has been subject to any merger,
                                   combination or consolidation and is not the
                                   surviving entity, (iii) WellPoint completes a statutory exchange of securities with another corporation (other than pursuant to clause
                                   (ii) above), (iv) WellPoint is liquidated,
                                   (v) WellPoint issues to all of its
                                   shareholders equity securities of an issuer
                                   other than WellPoint (other than in a
                                   transaction described in clause (ii), (iii)
                                   or (iv) above) (a "spinoff stock") or (vi)
                                   WellPoint Stock is the subject of
                                   a tender or exchange offer or going private
                                   transaction on all of the outstanding shares. If any Reorganization Event occurs, in each case as a result of which the holders of WellPoint Stock receive any equity security listed on a national securities exchange or traded on The Nasdaq National Market (a "Marketable Security"), other securities or other property, assets or cash (collectively "Exchange Property"), the amount payable upon exchange at maturity with respect to the
                                   $       principal amount of each PERQS
                                   following the effective date for such
                                   Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) and any required adjustment to the Exchange Ratio will be based on the following:

                                       (a) if WellPoint Stock continues to be
                                       outstanding, WellPoint Stock (if
                                       applicable, as reclassified upon the
                                       issuance of any tracking stock) at the
                                       Exchange Factor on the Valuation Date
                                       (taking into account any adjustments for any distributions described under clause
                                       (c)(i) below); and

                                       (b) for each Marketable Security received in such Reorganization Event (each a "New Stock"), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for WellPoint Stock, the number of shares of the New Stock received with respect to one share of WellPoint Stock multiplied by the Exchange Factor for WellPoint Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the "New Stock Exchange Factor"), as adjusted to the Valuation Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

                                       (c) for any cash and any other property
                                       or securities other than Marketable
                                       Securities received in such
                                       Reorganization Event (the "Non-Stock
                                       Exchange Property"),

                                          (i) if the combined value of the
                                          amount of Non-Stock Exchange Property
                                          received per share of WellPoint Stock,
                                          as determined by the Calculation Agent
                                          in its sole discretion on the
                                          effective date of such Reorganization
                                          Event (the "Non-Stock Exchange
                                          Property Value"), by holders of
                                          WellPoint Stock is less than 25% of
                                          the Closing Price of WellPoint Stock
                                          on the Trading Day immediately prior
                                          to the effective date of such
                                          Reorganization Event, a number of
                                          shares of WellPoint Stock, if
                                          applicable, and of any New Stock
                                          received in connection with such
                                          Reorganization Event, if applicable,
                                          in proportion to the relative Closing
                                          Prices of WellPoint Stock and any such
                                          New Stock, and with an aggregate value
                                          equal to the Non-Stock Exchange
                                          Property Value multiplied by the
                                          Exchange Factor in effect for
                                          WellPoint Stock on the Trading Day
                                          immediately prior to the effective
                                          date of such Reorganization Event,
                                          based on such Closing Prices, in each
                                          case as determined by the Calculation
                                          Agent in its sole discretion on the
                                          effective date of such

                                          Reorganization Event; and the number
                                          of such shares of WellPoint Stock or
                                          any New Stock determined in
                                          accordance with this clause (c)(i)
                                          will be added at the time of such
                                          adjustment to the Exchange Factor in
                                          subparagraph (a) above and/or the New
                                          Stock Exchange Factor in subparagraph
                                          (b) above, as applicable, or

                                          (ii) if the Non-Stock Exchange
                                          Property Value is equal to or exceeds
                                          25% of the Closing Price of WellPoint
                                          Stock on the Trading Day immediately
                                          prior to the effective date relating
                                          to such Reorganization Event or, if
                                          WellPoint Stock is surrendered
                                          exclusively for Non-Stock Exchange
                                          Property (in each case, an "Alternate
                                          Stock Event"), a number of shares (the
                                          "Alternate Stock Exchange Factor") of
                                          the Alternate Stock (as defined below)
                                          with a value on the effective date of
                                          such Reorganization Event equal to the
                                          Non-Stock Exchange Property Value
                                          multiplied by the Exchange Factor in
                                          effect for WellPoint Stock on the
                                          Trading Day immediately prior to the
                                          effective date of such Reorganization
                                          Event. The "Alternate Stock" will be
                                          the common stock of the company with a
                                          Price Volatility on the Measurement
                                          Date (each as defined below) that is
                                          nearest (whether higher or lower) to
                                          the Price Volatility of WellPoint
                                          Stock, as selected by the Calculation
                                          Agent from a group of five stocks then
                                          included in the S&P 500 Index (or, if
                                          publication of such index is
                                          discontinued, any successor or
                                          substitute index selected by the
                                          Calculation Agent in its sole
                                          discretion). The stocks from which the
                                          Alternate Stock is selected will be
                                          the five stocks with the largest
                                          market capitalization among the stocks
                                          then included in the S&P 500 Index (or
                                          such successor index) with the same
                                          primary "Industry" Standard Industrial
                                          Classification Code ("SIC Code") as
                                          WellPoint; provided that, if there are
                                          fewer than five stocks with the same
                                          primary "Industry" SIC Code as
                                          WellPoint, the Calculation Agent will
                                          identify additional stocks then
                                          included in the S&P 500 Index (or such
                                          successor index), from the following
                                          categories, selecting stocks, as
                                          required, in each succeeding category
                                          in descending order of market
                                          capitalization, beginning with the
                                          stock in each category with the
                                          largest capitalization: first, stocks
                                          with the same primary "Industry Group"
                                          classification as WellPoint; second,
                                          stocks with the same primary "Major
                                          Group" classification as WellPoint;
                                          and third, stocks with the same
                                          primary "Division" classification as
                                          WellPoint; provided further, however,
                                          that none of the five stocks from
                                          which the Alternate Stock will be
                                          selected will be a stock that is
                                          subject to a trading restriction under
                                          the trading restriction policies of
                                          Morgan Stanley or any of its
                                          affiliates that would materially limit
                                          the ability of Morgan Stanley or any
                                          of its affiliates to hedge the PERQS
                                          with respect to such stock (a "Hedging
                                          Restriction"). "Industry," "Industry
                                          Group," "Major

                                          Group" and "Division" have the
                                          meanings assigned by the Office of
                                          Management and Budget, or any
                                          successor federal agency responsible
                                          for assigning SIC codes. If the SIC
                                          Code system of classification is
                                          altered or abandoned, the Calculation
                                          Agent may select an alternate
                                          classification system and implement
                                          similar procedures. "Price Volatility"
                                          means the average historical price
                                          volatility for the period of 100
                                          Trading Days ending on the Trading Day
                                          immediately prior to the first public
                                          announcement of the relevant
                                          Reorganization Event (the "Measurement
                                          Date") as such average historical
                                          price volatility for such stock is
                                          displayed on Bloomberg screen Equity
                                          HVG (using the settings N = 100 and
                                          Market: T) (or any successor thereto);
                                          provided that if the Price Volatility
                                          of WellPoint Stock or any stock
                                          identified in this sub-paragraph is
                                          not then displayed on Bloomberg, then
                                          the Calculation Agent, in its sole
                                          discretion, will determine the
                                          applicable Price Volatility.

                                   Following the allocation of any Extraordinary Dividend to Alternate Stock pursuant to paragraph 5 above or any Reorganization Event described in this paragraph 6, the amount payable upon exchange at maturity with respect to the $ principal amount of each PERQS will be:

                                      (x) if applicable, WellPoint Stock at the
                                          Exchange Factor then in effect times
                                          the Exchange Ratio; and

                                      (y) if applicable, for each New Stock,
                                          such New Stock at the New Stock
                                          Exchange Factor then in effect for
                                          such New Stock times the Exchange
                                          Ratio; and

                                      (z) if applicable, for each Alternate
                                          Stock at the Alternate Stock Exchange
                                          Factor then in effect for such
                                          Alternate Stock times the Exchange
                                          Ratio.

                                   In each case, the applicable Exchange Factor
                                   (including for this purpose, any New Stock
                                   Exchange Factor or Alternate Stock Exchange
                                   Factor) will be determined by the Calculation Agent on the Valuation Date.

                                   7. No adjustments to the Exchange Factor will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of WellPoint Stock, including, without limitation, a partial tender or exchange offer for WellPoint Stock. The Calculation Agent may, in its sole discretion, make additional changes to the Exchange Factor upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, WellPoint Stock (or other Exchange Property), but only to reflect such changes, and not with the aim of changing relative investment risk. There may be corporate or other similar events that could affect the Closing Price of WellPoint Stock for which the Calculation Agent will not adjust the Exchange Factor.

                                   Notwithstanding the foregoing, the amount
                                   payable by us at maturity with respect to
                                   each PERQS, determined as of the Valuation
                                   Date, will not under any circumstances exceed a number of shares of WellPoint Stock (or other Exchange Property) having a market
                                   value of $      as of the Valuation Date.

                                   For purposes of paragraph 6 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                   Following the occurrence of any
                                   Reorganization Event referred to in
                                   paragraphs 5 or 6 above, (i) references to "WellPoint Stock" under "--No Fractional Shares," "--Closing Price" and "--Market Disruption Event" shall be deemed to also refer to any New Stock or Alternate Stock, and (ii) all other references in this pricing supplement to "WellPoint Stock" shall be deemed to refer to the Exchange Property into which the PERQS are thereafter exchangeable and references to a "share" or "shares" of WellPoint Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Alternate Stock, unless the context otherwise requires. The New Stock Exchange Factor(s) or Alternate Stock Exchange Factor resulting from any Reorganization Event described in paragraph 6 above or similar adjustment under paragraph 5 above shall be subject to the adjustments set forth in paragraphs 1 through 7 hereof.

                                   If an Alternate Stock Event occurs, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the occurrence of such Alternate Stock Event and of the three Alternate Stock selected as promptly as possible and in no event later than five Business Days after the date of the Alternate Stock Event.

                                   No adjustment to the Exchange Factor
                                   (including for this purpose any New Stock
                                   Exchange Factor or Alternate Stock Exchange
                                   Factor) will be required unless such
                                   adjustment would require a change of at least 0.1% in the Exchange Factor then in effect. The Exchange Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Exchange Factor will be made up to the close of business on the Valuation Date.

                                   The Calculation Agent shall be solely
                                   responsible for the determination and
                                   calculation of any adjustments to the
                                   Exchange Factor or method of calculating the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 7 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                   The Calculation Agent will provide
                                   information as to any adjustments to the Exchange Factor or to the method of calculating the amount payable upon exchange at maturity of the PERQS in accordance with paragraphs 6 above upon written request by any investor in the PERQS.

Market Disruption Event.........   Market Disruption Event means, with respect
                                   to WellPoint Stock:

                                       (i) a suspension, absence or material
                                       limitation of trading of WellPoint Stock on the primary market for WellPoint Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for WellPoint Stock as a result of which the reported trading prices for WellPoint Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to WellPoint Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                       (ii) a determination by the Calculation
                                       Agent in its sole discretion that any
                                       event described in clause (i) above
                                       materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the PERQS.

                                   For purposes of determining whether a Market
                                   Disruption Event has occurred: (1) a
                                   limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission (the "Commission") of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading,
                                   (4) a suspension of trading in options
                                   contracts on WellPoint Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to WellPoint Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to WellPoint Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
  Calculation in Case of an
  Event of Default..............   In case an event of default with respect to
                                   the PERQS shall have occurred and be
                                   continuing, the amount declared due and
                                   payable per PERQS upon any acceleration of the PERQS (an "Event of Default
                                   Acceleration") shall be determined by the Calculation Agent and shall be an amount in cash equal to the product of (i) the Closing
                                   Price of WellPoint Stock (and/or the value of any Exchange Property) as of the date of such acceleration, (ii) the Exchange Ratio, adjusted as if such date were the Valuation
                                   Date and (iii) the Exchange Factor as of the date of acceleration, plus accrued but unpaid interest to but excluding the date of acceleration.

WellPoint Stock;
   Public Information...........   WellPoint, Inc. is a commercial health
                                   benefits company that offers a broad spectrum of network-based managed care plans to the large and small employer, individual,
                                   Medicaid and senior markets. WellPoint Stock is registered under the Exchange Act.
                                   Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission").
                                   Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E.,
                                   Washington, D.C. 20549, and copies of such material can be obtained from the Public
                                   Reference Section of the Commission, 100 F
                                   Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by WellPoint pursuant to the Exchange Act can be located by reference to Commission file number
                                   001-16751. In addition, information regarding
                                   WellPoint may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                   This pricing supplement relates only to the PERQS offered hereby and does not relate to WellPoint Stock or other securities of WellPoint. We have derived all disclosures contained in this pricing supplement regarding WellPoint from the publicly available documents described in the preceding paragraph. In connection with the offering of the PERQS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to WellPoint in connection to the offering of the PERQS. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding WellPoint is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of WellPoint Stock (and therefore the price of WellPoint Stock at the time we priced the PERQS and the Cap Price) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning WellPoint could affect the value received at maturity with respect to the PERQS and therefore the trading prices of the PERQS.

                                   Neither we nor any of our affiliates makes any representation to you as to the performance of WellPoint Stock.

                                   We and/or our affiliates may presently or from time to time engage in business with WellPoint, including extending loans to, or making equity investments in, WellPoint or providing advisory services to WellPoint, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to WellPoint, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to WellPoint, and these reports may or may not recommend that investors buy or hold WellPoint Stock. As a prospective purchaser of a PERQS, you should undertake an independent investigation of WellPoint as in your judgment is appropriate to make an informed decision with respect to an investment in WellPoint Stock.

Historical Information..........   The following table sets forth the published
                                   high and low Closing Prices of WellPoint
                                   Stock during 2002, 2003, 2004 and 2005
                                   through December 2, 2005. The Closing Price of WellPoint Stock on December 2, 2005 was
                                   $77.30. We obtained the Closing Prices and other information below from Bloomberg
                                   Financial Markets, without independent
                                   verification. You should not take the
                                   historical prices of WellPoint Stock as an indication of future performance. The price of WellPoint Stock may decrease so that at maturity you will receive an amount of WellPoint Stock worth less than the principal amount of the PERQS. We cannot give you any assurance that the price of WellPoint Stock will increase so that at maturity you will receive an amount of WellPoint Stock worth more than the principal amount of the PERQS.
                                   Because your return is linked to the Closing
                                   Price of WellPoint Stock on the Valuation
                                   Date, there is no guaranteed return of
                                   principal. To the extent that the Maturity
                                   Price of WellPoint Stock is less than the Issue Price of the PERQS and the shortfall is not offset by the coupon paid on the PERQS, you will lose money on your investment.

                                       WellPoint Stock      High       Low
                                   ---------------------- -------- ----------
                                   (CUSIP 94973V107)
                                   2002
                                   First Quarter........   29.1500   23.5100
                                   Second Quarter.......   37.3000   29.1250
                                   Third Quarter........   34.6200   28.8750
                                   Fourth Quarter.......   36.7500   27.4850
                                   2003
                                   First Quarter........   33.1250   27.1050
                                   Second Quarter.......   41.0100   32.3700
                                   Third Quarter........   40.5250   34.2000
                                   Fourth Quarter.......   38.7700   32.6050
                                   2004
                                   First Quarter........   45.3200   36.5150
                                   Second Quarter.......   47.4250   42.7350
                                   Third Quarter........   46.7000   39.3750
                                   Fourth Quarter.......   58.5000   36.5000
                                   2005
                                   First Quarter........   63.4400   55.5000
                                   Second Quarter.......   69.9800   58.5100
                                   Third Quarter........   76.7900   66.7200
                                   Fourth Quarter
                                     (through December
                                     2, 2005)...........   78.5300   71.1400

                                   WellPoint has never paid cash dividends on WellPoint Stock. We make no representation as to the amount of dividends, if any, that WellPoint will pay in the future. In any event, as an investor in the PERQS, you will not be entitled to receive dividends, if any, that may be payable on WellPoint Stock.

Use of Proceeds and Hedging.....   The net proceeds we receive from the sale of
                                   the PERQS will be used for general corporate purposes and, in part, by us in connection with hedging our obligations under the PERQS through one or more of our subsidiaries. The original issue price of the PERQS includes the Agent's commissions (as shown on the cover page of this pricing supplement) paid with respect to the PERQS and the cost of hedging our obligations under the PERQS. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                   On or prior to the date of this pricing
                                   supplement, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the PERQS by taking positions in WellPoint Stock, in options contracts on WellPoint Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the price of WellPoint Stock and, accordingly, increase the issue price of the PERQS, and, therefore, the price at which WellPoint Stock must close before you would receive at maturity an amount of

                                   WellPoint Stock worth as much as or more than the principal amount of the PERQS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PERQS by purchasing and selling WellPoint Stock, options contracts on WellPoint Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the price of WellPoint Stock and, therefore, adversely affect the value of the PERQS or the payment you will receive at maturity or upon any acceleration of the PERQS.

Supplemental Information
  Concerning Plan of
  Distribution..................   Under the terms and subject to the conditions
                                   contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of PERQS set forth on the cover of this pricing supplement. The
                                   Agent proposes initially to offer the PERQS directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date. After the initial offering of the PERQS, the Agent may vary the offering price and other selling terms from time to time.

                                   We expect to deliver the PERQS against
                                   payment therefor in New York, New York on
                                   December   , 2005, which is the fifth
                                   scheduled Business Day following the date of this pricing supplement and of the pricing of the PERQS. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade PERQS on the date of pricing or the next succeeding Business Day will be required, by virtue of the fact that the PERQS initially will settle in five Business Days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

                                         In order to facilitate the offering of
                                         the PERQS, the Agent may engage in
                                         transactions that stabilize, maintain
                                         or otherwise affect the price of the
                                         PERQS or WellPoint Stock. Specifically,
                                         the Agent may sell more PERQS than it
                                         is obligated to purchase in connection
                                         with the offering, creating a naked
                                         short position in the PERQS for its own
                                         account. The Agent must close out any
                                         naked short position by purchasing the
                                         PERQS in the open market. A naked short
                                         position is more likely to be created
                                         if the Agent is concerned that there
                                         may be downward pressure on the price
                                         of the PERQS in the open market after
                                         pricing that could adversely affect
                                         investors who purchase in the offering.
                                         As an additional means of facilitating
                                         the offering, the Agent may bid for,
                                         and purchase, PERQS or WellPoint Stock
                                         in the open market to stabilize the
                                         price of the PERQS. Any of these
                                         activities may raise or maintain the
                                         market price of the PERQS above
                                         independent market levels or prevent or
                                         retard a decline in the market price of
                                         the PERQS. The Agent is not required to
                                         engage in these activities, and may end
                                         any of these activities at any time.

                                   An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of PERQS. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension
  Plans and Insurance
  Companies.....................   Each fiduciary of a pension, profit-sharing
                                   or other employee benefit plan subject to the Employee Retirement Income Security Act of
                                   1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the PERQS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of
                                   ERISA and would be consistent with the
                                   documents and instruments governing the Plan.

                                   In addition, we and certain of our
                                   subsidiaries and affiliates, including MS &
                                   Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may be each considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PERQS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the PERQS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                   The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PERQS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                   Because we may be considered a party in
                                   interest with respect to many Plans, the PERQS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or
                                   84-14 or such purchase, holding or
                                   disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PERQS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PERQS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or
                                   Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

                                   Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PERQS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

                                   In addition to considering the consequences of holding the PERQS, employee benefit plans subject to ERISA or insurance companies deemed to be investing ERISA plan assets (or other governmental or church plans subject to similar regulations, as described above) purchasing the PERQS should also consider the possible implications of owning WellPoint Stock upon exchange of the PERQS at maturity. Purchasers of the PERQS have exclusive responsibility for ensuring that their purchase, holding and disposition of the PERQS do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal
Income Taxation ................   The following summary is based on the advice
                                   of Davis Polk & Wardwell, our tax counsel
                                   ("Tax Counsel"), and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the PERQS that purchase the PERQS at the Issue
                                   Price and will hold the PERQS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this Pricing Supplement may affect the tax consequences described herein. This summary does not address all aspects of the U.S.
                                   federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, tax-exempt organizations, dealers in options or securities, or persons who hold a PERQS as a part of a hedging transaction, straddle, conversion or other integrated transaction).
                                   As the law applicable to the U.S. federal income taxation of instruments such as the PERQS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                   General

                                   Pursuant to the terms of the PERQS and
                                   subject to the discussion below under
                                   "--Non-U.S. Holders," we and every investor
                                   in the PERQS agree (in the absence of an
                                   administrative determination or judicial
                                   ruling to the contrary) to characterize a
                                   PERQS for all tax purposes as a unit
                                   consisting of: (i) a contract (the
                                   "Contract") that requires the purchaser of a
                                   PERQS to pay us, in exchange for shares of
                                   WellPoint Stock (and cash in lieu of any
                                   fractional shares), an amount equal to the
                                   Cap Price and (ii) a deposit with us of an
                                   amount of cash equal to the Issue Price,
                                   which deposit will be amortized down to the
                                   Cap Price over the term of the PERQS, to
                                   secure the investor's obligation to purchase
                                   the WellPoint stock (the "Deposit"). Based on our determination of the relative fair market values of the Contract and the Deposit at the time of issuance of the PERQS, we will allocate 100% of the Issue Price of the PERQS to the Deposit and none to the Contract. In accordance with this characterization, a portion of the monthly interest on the PERQS will represent payment that the investor receives in respect of the Contract, which
                                   portion we have determined to be      .
                                   Because a purchaser of the PERQS will bear the risk of certain depreciation in the value of the WellPoint stock but will not benefit from any appreciation thereon, we intend to take the position that the portion of each monthly payment that the investor will receive in respect of the Contract constitutes put premium ("Put Premium"). The remainder of the monthly payments will be treated as qualified stated interest on the Deposit. However, because the initial amount of the Deposit is in excess of the Cap Price, the Deposit will be deemed to be issued with amortizable bond premium equal to that excess.

                                   Our allocation of the Issue Price between the Contract and the Deposit will be binding on investors in the PERQS, unless an investor timely and explicitly discloses to the Internal Revenue Service ("IRS") that its allocation is different from ours. The treatment of the PERQS described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the PERQS or instruments similar to the PERQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the PERQS. Due to the absence of authorities that directly address instruments that are similar to the PERQS, Tax Counsel is unable to render an opinion as to the proper U.S. federal income tax characterization or treatment of the PERQS. Significant aspects of the U.S. federal income tax consequences of an investment in the PERQS are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization or treatment described herein.

                                   Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the PERQS (including alternative characterizations of the PERQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                                   U.S. Holders

                                   As used herein, the term "U.S. Holder" means, for U.S. federal income tax purposes, a beneficial owner of a PERQS that is (i) a citizen or resident of the United States,
                                   (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                   Tax Treatment of the PERQS

                                   Assuming the characterization of the PERQS as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

                                   Monthly Payments on the PERQS. To the extent attributable to interest on the Deposit, monthly payments on the PERQS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

                                   As discussed above, the excess of the Issue
                                   Price over the Cap Price will be amortizable bond premium, and a U.S. Holder may elect to amortize this premium, using a constant-yield method, over the remaining term of the note. A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset payments treated as interest on the Deposit in that accrual period. However, a U.S. Holder who elects to amortize bond premium must reduce its tax basis in the PERQS by the amount of the premium previously amortized. An election to amortize bond premium applies to all taxable bonds held during or after the taxable year for which the election is made and may be revoked only with the consent of the IRS. Prospective purchasers are urged to consult their own tax advisors regarding the suitability of making an election to amortize bond premium.

                                   Although the tax treatment of the Put Premium is unclear, we intend to take the position that the receipt of the Put Premium will not be taxable to a U.S. Holder.

                                   Settlement at Maturity. The tax treatment of the Put Premium upon the settlement of the Contract is unclear. If a U.S. Holder receives at maturity the Cap Price in stock, we intend to take the position that the U.S. Holder will not recognize income upon the return of the Deposit, but will recognize the total amount of Put Premium received by the Holder as short-term capital gain at such time. In such case, the U.S. Holder will have an aggregate basis in the shares of WellPoint Stock (including any fractional shares) received by such U.S. Holder equal to the Cap Price, and such basis will be allocated proportionately among the shares of WellPoint Stock (including any fractional shares) received. A U.S. Holder will have a holding period for any shares of WellPoint Stock received starting on the day after receipt. With respect to any cash received in lieu of fractional shares of WellPoint Stock upon settlement of the Contract, a U.S. Holder will not recognize gain or loss.

                                   If a U.S. Holder receives less than the Cap
                                   Price at maturity, we intend to take the position that the total amount of Put Premium received by the Holder will not be treated as short-term capital gain. Instead, the U.S. Holder will have an aggregate basis in the shares of WellPoint Stock (including any fractional shares) received equal to the Cap Price less the total Put Premium received (the "Net Purchase Price"). Such basis will be allocated proportionately among the shares of WellPoint Stock (including any fractional shares) received, and a U.S. Holder's holding period for any such shares will be the same as described above. However, with respect to any cash received in lieu of fractional shares of WellPoint Stock upon settlement of the Contract, a U.S. Holder will recognize gain or loss. The amount of such gain or loss will be equal to the difference between the amount of such cash received and the tax basis allocable to the fractional shares, as discussed above.

                                   Sale or Exchange of the PERQS. Upon a sale or exchange of a PERQS prior to maturity, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder's tax basis in the PERQS so sold or exchanged. Any such gain or loss will generally be capital gain or loss, as the case may be. To the extent attributable to such U.S. Holder's rights and obligations under the Contract, any such capital gain or loss will be treated as short-term, while any such gain or loss that it is attributable to such U.S. Holder's disposition of the Deposit will be treated as long-term capital gain or loss if such U.S. Holder has held the PERQS for more than one year. Such U.S. Holder's tax basis in the PERQS will generally equal the U.S. Holder's adjusted tax basis in the Deposit less any Put Premium received. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest on the Deposit, which would be taxed as described under "Monthly Payments on the PERQS" above.

                                   Possible Alternative Tax Treatments of an
                                   Investment in the PERQS

                                   Due to the absence of authorities that
                                   directly address the proper characterization of the PERQS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the PERQS under the Contingent Payment Debt Regulations.

                                   If the IRS were successful in asserting that the Contingent Payment Debt Regulations applied to the PERQS or to the Deposit, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue interest income as original issue discount, subject to adjustments, at a "comparable yield" on the Issue Price. Furthermore, if the PERQS or Deposit were treated as contingent payment debt instruments, any gain realized with respect to the PERQS or the Deposit would generally be treated as ordinary income. In addition, if the Contingent Payment Debt Regulations applied to the PERQS, a U.S. Holder would recognize income upon maturity of the PERQS to the extent that the fair market value of shares of WellPoint Stock and cash (if any) received exceeded the adjusted issue price of the PERQS.

                                   Even if the Contingent Payment Debt
                                   Regulations do not apply to the PERQS, other alternative U.S. federal income tax characterizations or treatments of the PERQS are also possible, which if applied could significantly affect the timing and character of the income or loss with respect to the PERQS. It is possible, for example, that the PERQS could be treated as constituting an "open transaction" with the result that the monthly payments on the PERQS might not be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or retirement of the PERQS. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the PERQS.

                                   Backup Withholding and Information Reporting

                                   Backup withholding and information reporting may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                   Non-U.S. Holders

                                   This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means, for U.S. federal income tax purposes, a beneficial owner of a PERQS that is:

                                   o   a nonresident alien individual;

                                   o   a foreign corporation; or

                                   o   a foreign trust or estate.

                                   Notwithstanding our treatment of the PERQS as a unit consisting of the Contract and a Deposit, discussed above, significant aspects of the tax treatment of the PERQS are uncertain. Accordingly, we intend to withhold upon any monthly payments on the PERQS made to a Non-U.S. Holder at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an "other income" or similar provision. In order to claim an exemption from or a reduction in the withholding, a Non-U.S. Holder of a PERQS needs to comply with certification requirements to establish that it is not a United States person and is eligible for a reduction of or an exemption from withholding under an applicable tax treaty. If you are a Non-U.S. Holder, you are urged to consult your own tax advisor regarding the tax treatment of the PERQS, including the possibility of obtaining a refund of any withholding tax and the certification requirements described above.